Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read the disclosure under “Changes In and Disagreements with Accountants on Accounting and Financial Disclosure” in the Registration Statement on Form S-1 for DanDrit Biotech USA, Inc. (formerly Putnam Hills Corp.) and are in agreement with the statements contained therein to the extent they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ RAICH ENDE MALTER & CO. LLP
RAICH ENDE MALTER & CO. LLP
New York, New York
February 14, 2014